Exhibit (d)(23)(ii)

EQ ADVISORS TRUST

FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

FORM OF AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of May 1, 2020 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Adviser”) and AXA Investment Managers, Inc., a Delaware Corporation (“AXA IM” or “Sub-Adviser”).

FMG LLC and the Sub-Adviser agree to amend the Agreement to modify the fee payable to the Sub-Adviser for investment advisory and other services the Sub-Adviser provides to the 1290 VT High Yield Bond Portfolio;

NOW, THEREFORE, FMG LLC and the Adviser agree to modify the Agreement as follows:

1.    Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which AXA IM is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

2.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC	AXA INVESTMENT MANAGERS, INC.

By:		By:
	Kenneth Kozlowski	Name:
	Director, Executive Vice President and Chief Investment Officer	Title:

APPENDIX A

FORM OF AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Related Portfolios	Annual Sub-Advisory Fee Rate**

High Yield Portfolios, which shall consist of the following Portfolio and Other Funds, Portfolios or Sub-Adviser Allocated Portion(s) thereof^:

1290 VT High Yield Bond Portfolio*

1290 High Yield Bond Fund, a series of 1290 Funds

EQ/Core Plus Bond Portfolio, a series of EQ Premier VIP Trust

0.39% of the High Yield Portfolios’ average daily net assets up to and including $50 million; 0.37% of the High Yield Portfolios’ average daily net assets in excess of $50 million and up to and including $250 million; 0.35% of the High Yield Portfolios’ average daily net assets in excess of $250 million and up to and including $500 million; and 0.33% of the High Yield Portfolios’ average daily net assets in excess of $500 million

Portfolio	Annual Sub-Advisory Fee Rate
EQ/AXA Investment Managers Moderate Allocation Portfolio	0.26% of the Portfolio’s average daily net assets up to and including $50 million; 0.24% of the Portfolio’s average daily net assets in excess of $50 million and up to and including $150 million; 0.22% of the Portfolio’s average daily net assets in excess of $150 million and up to and including $300 million; and 0.20% of the Portfolio’s average daily net assets in excess of $300 million

^

Other Funds, Portfolios or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “High Yield Portfolios.”

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portfolio, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.